COMMON STOCK AGREEMENT
                         ----------------------

      THIS COMMON STOCK AGREEMENT, dated as of October 31, 1996 (this "Agreement"), is entered into by and among Heine Securities Corporation, a Delaware corporation ("Seller"), Michael F. Price ("Shareholder"), Franklin Mutual Advisers, Inc. (formerly Elmore Securities Corporation), a Delaware corporation ("Buyer"), and Franklin Resources, Inc., a Delaware corporation (the "Company").

                                RECITALS:

      WHEREAS, pursuant to an Agreement to Merge the Businesses of Seller, Buyer and the Company, dated as of June 25, 1996, as amended, by and among the parties hereto (the "Agreement to Merge"), Seller, a corporation wholly-owned by Shareholder, has agreed to sell and assign, and Buyer, a wholly-owned subsidiary of the Company, has agreed to purchase and assume, certain of the assets, rights and liabilities of Seller; and

      WHEREAS, as part of the consideration for such assets and rights, Buyer has agreed to issue and deliver to Seller, at the closing of the transactions contemplated by the Agreement to Merge, a stock certificate representing ownership of one million one hundred thousand (1,100,000) shares (the "Shares") of the common stock, par value $.10 per share, of the Company (the "Common Stock"); and

      WHEREAS, as a further inducement for the Company and Buyer to enter into the Agreement to Merge, Seller and Shareholder have agreed to enter into this Agreement with respect to the Shares.

      NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

      1. Definitions. All capitalized terms not defined herein shall have their respective meanings as set forth in the Agreement to Merge.

      2. Agreement Not to Sell or Transfer.

            2.1. Lock-Up. Except as otherwise permitted in this Agreement, Seller and Shareholder hereby covenant and agree that, for a period of two (2) years following the Closing Date (the "Lock-Up Period"), without the prior written consent of Buyer and the Company, neither Seller nor Shareholder shall sell, assign, convey, transfer or otherwise dispose of any of the Shares to any Person other than (a) to another Holder (as defined in Section 6.1(a) below), provided that, prior to such transfer, such transferee Holder agrees, in a writing reasonably acceptable to Buyer and the Company, to be bound by and subject to the restrictions set forth in this Agreement as if such transferee were an original party hereto, or (b) following the occurrence of a "Disabling Event" under Section 4.2 of the Employment Agreement (it being understood that the agreements set forth in Sections 3, 4, 5 and 6 hereof shall continue to apply with respect to any Holder of Shares following any such disposition).

            2.2. Legend. In addition to the legend required pursuant to Section
8.2 hereof, the certificates represent- ing the Shares shall have endorsed thereon the following legend:

            "PRIOR TO OCTOBER 31, 1998, THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED WITHOUT THE PRIOR WRITTEN CONSENT OF FRANKLIN RESOURCES, INC. AND FRANKLIN MUTUAL ADVISERS, INC., EXCEPT PURSUANT TO THE COMMON STOCK AGREEMENT, DATED AS OF OCTOBER 31, 1996, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF FRANKLIN RESOURCES, INC."

      3. Standstill Agreement. Until the expiration of the Lock-Up Period, the Holders may not, without the prior written consent of the Company (which consent shall not be unreasonably withheld), purchase or otherwise acquire by any means any shares of Common Stock if, as a result of such purchase or acquisition, the total number of shares of Common Stock held by all of the Holders (including the Shares) would exceed, in the aggregate, 4.9% of the total issued and outstanding capital stock of the Company on a fully diluted basis.

            4. Agreement to Vote. Each of Seller and Shareholder hereby agrees that, for so long as either of them benefi- cially own any of the Shares, they shall affirmatively vote all shares of Common Stock beneficially owned by any of them on any matter submitted to a vote of the stockholders of the Company in favor of all proposals endorsed by, and otherwise in accordance with the written recommendations of, the Board of Directors of the Company.

      5. Right of First Offer. If, at any time after the termination of the Lock-Up Period, a Holder (a "Selling Stockholder") desires to sell, assign, convey, transfer or otherwise dispose of any or all of its or his Shares (the securities to be so sold or transferred being referred to herein as the "Sale Securities") to a third party purchaser or purchasers (other than a not-for-profit organization that qualifies as a tax-exempt entity under Section 501(c) of the Code, as now in effect or as it may hereafter be amended), the Selling Stockholder shall first offer to sell such Sale Securities to the Company (the "Offer") pursuant to a written notice (the "Notice") delivered to the Company setting forth the number of Sale Securities the Selling Stockholder proposes to sell or otherwise transfer. The purchase price per share (the "Purchase Price") payable by the Company for such Sale Securities shall be equal to the closing price per share of Common Stock as reported on the New York Stock Exchange Composite Transactions Tape on the date of the Company's receipt of the Notice. Upon its receipt of the Notice, the Company shall have one (1) Business Day (the "Offer Period") within which to accept the Offer to purchase all, but not less than all, of the Sale Securities at the Purchase Price. If the Company elects to accept the Offer, it shall notify the Selling Stockholder thereof in writing prior to 11:59 p.m., New York City time, on the last day of the Offer Period, and the Company and the Selling Stockholder shall close the sale of the Sale Securities on the third Business Day following the Company's written acceptance of the Offer, at which closing (a) the Company shall pay to the Selling Stockholder (at such Selling Stockholder's option, by certified check or by wire transfer of immediately available funds to an account designated by such Selling Stockholder) an amount equal to the Purchase Price multiplied by the number of Sale Securities and (b) the Selling Stockholder shall deliver to the Company a certificate or certificates representing the Sale Securities, duly endorsed for transfer with executed stock powers attached. If, however, (i) the Company does not notify the Selling Stockholder within the Offer Period of its election to purchase all of the Sale Securities pursuant to the Offer or (ii) if the Company fails to consummate the closing of the sale of the Sale Securities as aforesaid while the Selling Stockholder was prepared and willing to do so, then the Selling Stockholder shall have the right to (A) make a request for registration of the Sale Securities pursuant to Section 6.2 hereof or (B) otherwise transfer or sell all, but not less than all, of the Sale Securities to any purchaser or purchasers, in open market transactions or otherwise (subject to applicable restrictions under the Securities Laws), at any price, whether in cash, securities or otherwise, and upon such other terms and conditions as the Selling Stockholder may elect, free from the restrictions of this Section 5, in a bona fide transaction or transactions, in each case, within the thirty (30) day period immediately following the expiration of the Offer Period. If, however, all of the Sale Securities are not sold or transferred, or if a request for the registration of the Sale Securities pursuant to Section 6.2 hereof is not made, pursuant to the immediately preceding sentence prior to the expiration of the 30-day period referred to therein, such Sale Securities shall once again be subject to the rights of first offer set forth in this Section 5.

      6. Registration Rights.

            6.1. Definitions. The following definitions shall apply with respect to this Section 6:

                  (a) "Holders" shall mean Seller and Shareholder (or any family trust or other estate planning vehicle established by Shareholder) or his executors or administrators, and the term "Holder" shall mean any such Person.

                  (b) "Public Offering" shall mean a bona fide public offering, whether or not underwritten, of Common Stock or any securities convertible into or exchangeable into Common Stock pursuant to an effective registration statement under the Securities Act.

                  (c) "Registrable Securities" shall mean any Shares (and any securities issued or issuable in respect of the Shares in connection with any stock split, combination, recapitalization, reclassification or reorganization) owned by a Holder, beneficially and of record, from and after the expiration of the Lock-Up Period; provided, however, that any such Share (or other security) shall cease to be a Registrable Security if and when (i) a Registration Statement with respect to the disposition of such Share shall have become effective under the Securities Act and such Share shall have been disposed of pursuant to such effective registration statement, (ii) such Share shall have been sold under circumstances in which all of the applicable conditions of Rule 144 (or any successor provision then in force) under the Securities Act ("Rule 144") are satisfied, (iii) such Share has been otherwise transferred and the Company has delivered a new certificate representing such Share not bearing a restrictive legend to the effect of the legend set forth in
Section 8.2, or (iv) all such Shares then held by the Holders may be sold without limitation as to time, manner and volume pursuant to Rule 144(k) under the Securities Act (or any successor provision).

                  (d) "Registration Statement" shall mean any registration statement of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus included therein, any amendment (including post-effective amendments) or supplement thereof, all exhibits thereto, and all material incorporated by reference or deemed pursuant to applicable Securities Laws to be incorporated by reference therein.

                  (e) "SEC" shall mean the United States Securities and Exchange Commission.

                  (f) "NASD" shall mean the National Association of Securities Dealers, Inc.

            6.2. Demand Registration.

                  (a) Upon the written request of a Holder, requesting that the Company effect the registration of Registrable Securities under the Securities Act (which request shall specify the amount of Registrable Securities so requested to be registered and the intended method of disposition thereof), the Company shall use its commercially reasonable best efforts to effect promptly the registration under the Securities Act of the Registrable Securities that the Company has been so requested to register, for disposition in accordance with the intended method of disposition stated in such request. The Company shall not be obligated to effect any registration pursuant to this Section 6.2 (i) before the expiration of the Lock-Up Period, (ii) if the aggregate value of the Registrable Securities sought to be registered pursuant to such registration (based on the then current market price for the Common Stock) is less than ten million dollars ($10,000,000), or (iii) after the Company has previously effected two (2) registrations pursuant to this Section 6.2.

                  (b) A registration requested pursuant to this Section 6.2 shall not be deemed to have been effected

(i) unless it has been declared effective by the SEC and kept effective for the minimum period set forth in Section 6.9(c)(ii), provided that a registration that does not become effective after the Company has filed a Registration Statement with respect thereto solely by reason of the refusal to proceed by any Holder shall be deemed to have been effected by the Company unless the Holders shall have elected to pay all registration expenses referred to in Section 6.9(b) hereof in connection with such registration, (ii) if, prior to the expiration of the minimum effective period set forth in Section 6.9(c)(ii), such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason other than a misrepresentation or an omission by a Holder, and (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason of some wrongful act or omission, or act or omission in bad faith, by a Holder.

                  (c) The Company may postpone, for up to ninety (90) days, the filing or the effectiveness of a Registration Statement for a registration requested pursuant to this Section 6.2 if the Board of Directors of the Company reasonably believes the requested registration would have a material adverse effect on, impose an undue burden on the Company's ability to proceed with, or otherwise interfere in any material respect with, any pending proposal or plan by the Company to engage in any public offering or private placement of equity or debt securities, the negotiation of a credit facility or other financing, or any material pending corporate development or transaction, including, without limitation, a material acquisition of securities or assets, any tender offer, merger, consolidation, reorganization or other similar transaction material to the Company. In addition, if the Company shall have entered into a definitive agreement or filed a registration, information or proxy statement with the SEC with respect to any such material transaction, the Company shall be entitled to defer the filing or effectiveness of a Registration Statement requested by a Holder pursuant to this Section 6.2 for an additional forty-five (45) days.

            6.3. Piggyback Registration. (a) If, at any time, the Company proposes to file a registration statement in connection with a Public Offering (other than (i) a registration statement on Form S-4 or S-8, or any similar form which is a successor to such Forms, or (ii) a registra-tion statement filed in connection with an exchange offer or an offering of securities solely to the Company's existing stockholders), that may be used for the registration of any of the Registrable Securities (a "Piggyback Registration Statement"), then the Company shall give written notice of such proposed filing at least thirty (30) days before the anticipated filing date of such Piggyback Registration Statement to the Holders, offering the Holders the opportunity to include in such Piggyback Registration Statement such amount of Registrable Securities as they may request. Any Holder desiring to have Registrable Securities registered pursuant to this Section 6.3 shall advise the Company in writing within twenty (20) days after the date of its receipt of the Company's notice (which request shall set forth the amount of Registrable Securities for which registration is requested). Subject to Section 6.5, the Company shall include in any such Piggyback Registration Statement all Registrable Securities so requested to be included. No registration effected pursuant to a request or requests referred to in this Section 6.3 shall be deemed to have been effected pursuant to Section 6.2.

                  (b) The Company shall have the right to discontinue, without liability to any Holder, any registration under this Section 6.3 at any time prior to the effective date of such registration if the registration of other securities giving rise to such registration under this Section 6.3 is discontinued; but no such discontinuation shall preclude an immediate or subsequent request for registration pursuant to Section 6.2.

            6.4. Certain Limitations on Registration Rights.

                  (a) None of the registration rights of the Holders set forth in this Section 6 may be transferred or assigned, in whole or in part, by the Holders or any of them, to any Person other than a Holder, and any such purported transfer shall be null and void.

                  (b) If any registration effected pursuant to this Section 6 shall be in connection with an underwritten offering, then the Company, in its sole discretion, shall select (subject, in the case of registrations pursuant to Section 6.2, to the approval of the Holders desiring to sell Registrable Securities in such offering, which approval shall not be unreasonably withheld) the underwriter or underwriters, including the managing or lead underwriter or underwriters, who are to undertake such offering. In the case of a registration under Section 6.2, if the Holders have determined to enter into an underwriting agreement in connection therewith, or, in the case of a registration under Section 6.3, if the Board of Directors of the Company or holders of securities initially requesting or demanding such registration have determined to enter into an underwriting agreement in connection therewith, all Registrable Securities and all other securities to be included in any such registration shall be subject to such underwriting agreement (providing it is customary and reasonable) and no Person may participate in any such registration unless such Person agrees to sell such Person's securities on the basis provided in the underwriting arrangements approved by the Holders, the Board of Directors of the Company or such other holders, as the case may be, and completes, executes and delivers all customary questionnaires, powers of attorney, indemnities, underwriting agreements and other reasonable documents that must be executed under the terms of such underwriting arrangements.

            6.5. Allocation of Securities Included in Registration Statement.
(a) In the case of a registration pursuant to Section 6.2 that is underwritten, if the managing underwriter of such offering shall advise the Company and the Holders, in writing, that (i) the total amount of securities requested to be included therein creates a substantial risk that the proceeds or price per unit that will be derived from such registration will be reduced or (ii) the number of securities to be registered exceeds the amount of securities that can be reasonably sold in such offering, the Company shall include in such registration: (A) first, all Registrable Securities requested by the Holders to be included in such registration pursuant to Section 6.2 (unless such amount exceeds the maximum amount which such underwriter advises can be sold, in which case the Company shall include in such registration such maximum amount), and
(B) second, according to such priorities as the Company may agree with the holders of other securities seeking to participate in any registration pursuant to provisions of registration rights permitted by Section 6.7 hereof.

                  (b) In the case of any other underwritten registration pursuant to which Holders are entitled to include Registrable Securities pursuant to Section 6.3, if the managing underwriter of such offering shall advise the Company and the Holders electing (pursuant to Section 6.3 hereof) to include Registrable Securities in the Piggyback Registration Statement, in writing, that (i) the inclusion in any registration of some or all of the Registrable Securities sought to be registered by the Holders requesting such registration and the other securities sought to be registered creates a substantial risk that the proceeds or price per unit that will be derived from such registration will be reduced or (ii) the number of securities to be registered exceeds the amount of securities that can be reasonably sold in such offering, then (A) securities being offered directly by the Company on a primary basis and any securities being registered pursuant to any demand registration rights shall first be included in such registration and (B) the number of securities sought to be registered for the Holders and all other Persons exercising piggy-back registration rights with respect to such registration shall be reduced pro rata, based upon the percentage of securities requested to be included in such registration by the Holders and such other Persons.

            6.6. Limitations on Sale or Distribution of Securities. If a registration under Section 6.2 or 6.3 hereof shall be in connection with an underwritten public offering, each Holder agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, of any equity securities of the Company or of any security convertible into or exchangeable or exercisable for any such equity security (other than as part of such underwritten public offering) within ten days before or 90 days after the effective date of such registration statement (or within such longer period as may be required by the underwriters of any such offering).

            6.7. Registration Rights to Others. If the Company shall at any time after the date hereof provide to any Person rights with respect to the registration of any securities of the Company under the Securities Act, such rights shall not be in conflict with the rights provided to the Holders in this
Section 6.

            6.8. Rule 144. For so long as the Company is subject to the periodic reporting requirements of Section 13 or 15(d) under the Exchange Act, the Company will timely file all reports required to be filed by it under such provisions of the Exchange Act (including the reports referred to in Rule 144(c)(1)) or, if the Company is not required to file such reports, will, upon the request of any Holder, make publicly available such other information and will take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Shares without registration under the Securities Act within the limitation of the exemption provided by Rule 144 promulgated thereunder, as such Rule may be amended from time to time, or any similar rules or regulations hereafter adopted by the SEC. Upon the request of any Holder desiring to sell Shares, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

            6.9. General Provisions. The following provisions shall apply in connection with any Registrable Securities proposed to be included by the Holders in a Registration Statement under Section 6.2 or 6.3 hereof:

                  (a) Each Holder shall promptly provide the Company with such information as the Company shall reasonably request in order to prepare the Registration Statement and related prospectus, including (without limitation) information regarding each such Holder's plan of distribution.

                  (b) All reasonable and necessary expenses in connection with the preparation of such Registration Statement and related prospectus and, except as set forth below, the sale of securities contemplated thereby, including, without limitation, (i) any and all legal, accounting (including the expenses of any audit and/or "comfort" letter) and filing fees (including expenses associated with filings required to be made with the SEC and NASD (including, if applicable, the fees and expenses of any "qualified independent underwriter" and its counsel, as may be required by the rules and regulations of the NASD)), (ii) "blue sky" fees and expenses, (iii) word processing, printing and duplicating expenses, (iv) transfer agent and listing fees and (v) all other fees and expenses customarily paid by issuers of securities (but not including fees and disbursements of counsel, accountants or financial experts retained by any Holder, and not including underwriting discounts and commissions attributable to the Registrable Securities registered in the registration) shall be borne by the Company.

                  (c) In connection with the Company's registration obligations pursuant to Section 6.2 and Section 6.3 hereof, the Company shall use its commercially reasonable best efforts to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof, and pursuant thereto, the Company shall as expeditiously as possible:

                        (i) prepare and file with the SEC, as soon as practicable, but in no event later than ninety (90) days after any request by a Holder in the case of a Registration pursuant to Section 6.2, a Registration Statement relating to the applicable registration on any appropriate form under the Securities Act, which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof and shall include all financial statements required by the SEC to be filed therewith, cooperate and assist in any filings required to be made with the NASD, and use its commercially reasonable best efforts to cause such Registration Statement to become and remain effective in accordance with paragraph (ii) below; provided that before filing a Registration Statement or prospectus to be included therein or any amendments or supplements thereto pursuant to a request under Section 6.2, the Company shall furnish to the Holders selling Registrable Securities under such registration and the underwriters, if any, copies of all such documents proposed to be filed, which documents shall be subject to the reasonable review of such Holders and underwriters, and the Company shall not file any such Registration Statement or prospectus or any amendments or supplements thereto to which such Holders shall reasonably object, in writing, on a timely basis;

                        (ii) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective for six (6) months (subject to Section 6.9(d) below), or such shorter period terminating when
      (A) all Registrable Securities covered by such Registration Statement have been sold or (B) all Registrable Securities then covered but unsold under such Registration Statement may be sold, in a single transaction or contemporaneous transactions, under Rule 144, whichever shall occur first; cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement, prospectus or supplement;

                        (iii) notify the selling Holders of Registrable Securities and the managing underwriters, if any, promptly, (and, if requested by any such Person, confirm such advice in writing), (A) when the Registration Statement, prospectus or any amendment, post-effective amendment, or prospectus supplement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC for amendments or supplements to the Registration Statement or the prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (D) if at any time the representations and warranties of the Company contemplated by paragraph
      (xiv) below cease to be true and correct in any material respect, (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose, (F) of the happening or failure to happen of any event that makes any statement made in the Registration Statement, the prospectus or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in the Registration Statement, the prospectus or any document incorporated therein by reference in order to make the statements therein, in light of the circumstances when made, not misleading, and (G) of the Company's reasonable determination that a post-effective amendment to a Registration Statement would otherwise be required;

                        (iv) make every commercially reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment;

                        (v) if requested by the managing underwriter or underwriters or a Holder of Registrable Securities being sold in connection with an underwritten offering, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriters and the Holders reasonably agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including, without limitation, information with respect to the amount of Registrable Securities being sold to such underwriters, the purchase price being paid thereof or by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering, and make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

                        (vi) furnish to each selling Holder of Registrable Securities and each managing underwriter, if any, without charge, at least one signed copy of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and all exhibits thereto;

                        (vii) deliver to each selling Holder of Registrable Securities and the underwriters, if any, without charge, as many copies of the prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Persons may reasonably request;

                        (viii) prior to any Public Offering of Registrable Securities, register or qualify or cooperate with the selling Holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions as such Holders and underwriters reasonably request and keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject the Company to any tax in any such jurisdiction where it is not then so subject;

                        (ix) cooperate with the selling Holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificate shall be in a form eligible for trading on the exchanges and/or trading systems set forth in paragraph
      (xii) and for deposit with the Depository Trust Company; enable such Registrable Securities to be in such denominations and registered in such names as the selling Holders and managing underwriters, if any, may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters or other Persons; and instruct the transfer agent for the Common Stock to do such acts as may be necessary for it to timely register any such issuance and transfer;

                        (x) use its commercially reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities;

                        (xi) upon the occurrence of any event contemplated by paragraph (iii)(F) or (iii)(G) above, prepare a supplement or post-effective amendment to the Registration Statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances when made, not misleading;

                        (xii) cause all Registrable Securities covered by the Registration Statement to be either listed on each securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System on which similar securities issued by the Company are then listed or quoted if requested by the Holders or the managing underwriters, if any;

                        (xiii) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities;

                        (xiv) enter into such customary agreements (including an underwriting agreement) and take all such other actions in connection therewith in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, (A) make such representations and warranties to the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings; (B) obtain opinions of counsel to the Company and updates thereof, which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter, if any, and addressed to each underwriter, if any, covering the matters customarily covered in opinions requested in underwritten offerings; (C) obtain "cold comfort" letters and updates thereof from the Company's independent certified public accountants addressed to each underwriter, if any, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters by accountants in connection with underwritten offerings; and (D) the Company shall deliver such documents and certificates as may be requested by the Holders and the managing underwriters, if any, to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement or as and to the extent required thereunder;

                        (xv) make available for inspection by a representative of the underwriters participating in any disposition pursuant to such registration and any attorney or accountant retained by the sellers of Registrable Securities or such underwriters, all material and pertinent financial and other records, material and pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all material and pertinent information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such registration; provided that any records, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such Persons unless (A) disclosure of such information is required by court or administrative order or is necessary to respond to a subpoena (provided such Person gives the Company prior notice thereof), (B) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by such Person or (C) such information becomes available to such Person from a source other than the Company not under any obligation to keep such information confidential; and

                        (xvi) otherwise comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, as soon as practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act covering a period of at least 12 months, beginning within three months after the effective date of the Registration Statement.

                  (d) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6.9(c)(xi) hereof, such Holder shall forthwith discontinue disposition of Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.9(c)(xi) hereof, or until it is advised in writing (the "Advice") by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, and, if so directed by the Company, such Holder shall deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. If the Company shall give any such notice, the time periods regarding the maintenance of the effectiveness of any Registration Statement in Section 6.2 and 6.3 hereof shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 6.9(c)(iii) above to and including the date when each the selling Holder of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 6.9(c)(xi) hereof or the Advice.

            6.10.  Indemnification.

                  (a) If any Registrable Securities are registered or qualified for sale under the Securities Act pursuant to the provisions of Section 6.2 or
6.3 hereof, the Company shall indemnify and hold harmless each Holder that sold Registrable Securities pursuant to such registration (a "Seller"), and each underwriter of such Registrable Securities, each other Person, if any, who controls any such Seller or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act, and each director, officer or employee of any such Seller, underwriter or controlling Person (each aforementioned Person, a "Seller Indemnifiable Party"), to the fullest extent permitted by law, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, to which such Seller Indemnifiable Party may become subject under the Securities Laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof), as incurred, arise out of or are based upon (i) any untrue statement of any material fact contained in any Registration Statement under which such Registrable Securities were registered or qualified under applicable Securities Laws, any preliminary prospectus or final prospectus relating to such Registrable Securities, or any amendment or supplement thereto, (ii) the omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, (iii) any violation by the Company or any of its employees or agents of any rule or regulation under applicable Securities Laws or other laws applicable to the Company, or (iv) any action or inaction by the Company in connection with any such registration or qualification of Registrable Securities as contemplated hereby; and the Company shall reimburse each such Seller Indemnifiable Party for all reasonable out-of-pocket costs (including reasonable out-of-pocket costs of preparation and reasonable attorneys' fees) and other expenses reasonably incurred by such Seller Indemnifiable Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in such Registration Statement, such preliminary prospectus, such final prospectus or such amendment or supplement thereto (A) made in reliance upon and in conformity with written information relating to such Seller Indemnifiable Party furnished to the Company by any Seller Indemnifiable Party specifically and expressly for use in the preparation thereof; or (B) if such untrue statement or alleged untrue statement, omission or alleged omission is completely corrected in an amendment or supplement to the prospectus and the Seller Indemnifiable Party thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of the Registrable Securities to the Person asserting such loss, claim, damage or liability after the Company has furnished the Sellers and underwriters with a sufficient number of copies of the same.

                  (b) If any Registrable Securities are registered or qualified for sale under the Securities Act pursuant to the provisions of Section 6.2 or
6.3 hereof, each Seller agrees severally, and not jointly, to indemnify and hold harmless the Company, Buyer, their Affiliates, each Person who controls the Company within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act, and each director, officer and employee of the Company, any of its Affiliates or such controlling Persons (each aforementioned Person, a "Company Indemnifiable Party") from and against any losses, claims, damages or liabilities, joint or several, to which any such Company Indemnifiable Party may become subject under the Securities Laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement of any material fact contained in any Registration Statement under which such Registrable Securities were registered or qualified under the Securities Act, any preliminary prospectus or final prospectus relating to such securities, or any amendment or supplement thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, which untrue statement or omission was made therein in reliance upon and in conformity with written information relating to such Seller furnished to the Company by such Seller or controlling Person of such Seller specifically for use in connection with the preparation thereof, or (ii) any violation by such Seller or controlling Person of such Seller of any rule or regulation under the Securities Laws or other laws applicable to them, and shall reimburse the Company Indemnifiable Parties for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

                  (c) Promptly after receipt by a Person entitled to indemnification under this Section 6.10 (an "Indemnifiable Party") of notice of the commencement of any action, claim or proceeding as to which indemnity may be sought hereunder, such Indemnifiable Party shall, if a claim for indemnification hereunder in respect thereof is to be made against any other party hereto (an "Indemnifying Party"), give written notice to such Indemnifying Party of the commencement of such action, claim or proceeding, but the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to any Indemnifiable Party otherwise than pursuant to the provisions of this
Section 6.10 and shall also not relieve the Indemnifying Party of its obligations under this Section 6.10 except to the extent that the omission results in a failure of actual timely notice to the Indemnifying Party and such Indemnifying Party has been prejudiced as a result of the failure to give timely notice. In case any such action, claim or proceeding is brought against an Indemnifiable Party, and such Indemnifiable Party notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled (at its own expense) to participate in and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense, with counsel reasonably satisfactory to such Indemnifiable Party, of such action, claim or proceeding. Any such Indemnifiable Party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but, if the Indemnifying Party has assumed the defense thereof, the fees and expenses of such counsel shall be the expenses of such Indemnifiable Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses; (ii) the Indemnifying Party shall have failed to promptly assume the defense of such action, claim or proceeding and to employ counsel reasonably satisfactory to the Indemnifiable Party within a reasonable time after notice of such action, claim or proceeding; or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such Indemnifiable Party and the Indemnifying Party or an Affiliate of the Indemnifying Party, and such Indemnifiable Party shall have been advised by counsel in writing that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party or such Affiliate and if the Indemnifiable Party and the Indemnifying Party or such Affiliate were to be represented by the same counsel, a conflict of interest could arise for such counsel or such representation could materially prejudice the prosection of the defenses available to the Indemnifiable; provided, that in no event shall the Company be required to pay the fees and expenses of more than one (1) separate firm of attorneys for such Indemnifiable Party. The Indemnifying Party shall not be liable for any settlement of any such action, claim or proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnifiable Party, effect any settlement of any pending action, claim or proceeding in respect of which any Indemnifiable Party is a party and is entitled to indemnity hereunder, unless such settlement includes an unconditional release of such Indemnifiable Party from all liability or claims that are subject to indemnification hereunder.

                  (d) If for any reason the indemnification provided for in this
Section 6.10 is unavailable to an Indemnifiable Party or insufficient to hold it harmless as contemplated by this Section 6.10, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnifiable Party as a result of such loss, claim, damage, liability, cost or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifiable Party and the Indemnifying Party, but also the relative fault of the Indemnifiable Party and the Indemnifying Party, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnifiable Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnifiable Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any losses, claims, damages, liabilities, costs and expenses shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or action, claim or proceeding.

                  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.10(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6.10(d), an Indemnifying Party that is a selling Holder of Registrable Securities shall not be required to contribute any amount in excess of the dollar amount of the gross proceeds received by such Holder with respect to the sale of any Registrable Securities. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

      7. Representations and Warranties of the Company. The Company hereby represents and warrants to Seller and Shareholder that:

            7.1. Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            7.2. The Shares. All of the Shares are duly authorized for issuance and, upon issuance in the manner and for the consideration set forth in the Agreement to Merge, will be validly issued, fully paid and non-assessable. Except as provided in this Agreement, all of the Shares are free and clear of all liens, pledges, encumbrances, charges, assessments or claims of any kind whatsoever.

      8. Representations and Warranties of Seller and Shareholder. Each of Seller and Shareholder hereby jointly and severally represents and warrants to the Company that:

            8.1. Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Shareholder has all requisite legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by Seller, and duly and validly executed and delivered by each of Seller and Shareholder and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of each of Seller and Shareholder, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            8.2. Securities Laws; Restrictive Legend. Seller and Shareholder are each "accredited investor[s]" as that term is defined in Rule 501 under the Securities Act. Seller is acquiring the Shares for its own account, for investment, and not with a view to or in connection with any distribution thereof in contravention of applicable Securities Laws. Seller and Shareholder acknowledge and agree that, in addition to the legend required by Section 2 hereof and until such time as the Shares are registered under the Securities Act and applicable securities laws or such earlier time as they may be distributed without restriction under the Securities Laws, all certificates representing any of the Shares, whether upon original issue or registration of transfer, shall have endorsed thereon the following legend, by which Seller and each subsequent holder of Shares shall be bound:

            "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR THE AVAILABILITY, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER OF THIS SECURITY, OF AN EXEMPTION FOR SUCH SALE, PLEDGE, ASSIGNMENT OR OTHER TRANSFER UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS."

      9. Miscellaneous.

            9.1. Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by all of the parties hereto.

            9.2. Entire Agreement. This Agreement (including any documents executed by the parties simultaneously herewith or pursuant thereto) constitutes the entire agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

            9.3. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with written confirmation), (c) mailed by certified or registered mail (return receipt requested) or (d) delivered by an express courier (with written confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                        If to Seller or Shareholder, to:

                          Heine Securities Corporation
                           51 John F. Kennedy Parkway
                          Short Hills, New Jersey 07078
                     Attention: Michael F. Price, President
                            Telecopy: (201) 912-2184

               With a copy (which shall not constitute notice) to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                                919 Third Avenue
                            New York, New York 10022
                        Attention: Philip H. Harris, Esq.
                            Telecopy: (212) 735-2000


                         If to the Company or Buyer, to:

                            Franklin Resources, Inc.
                          777 Mariners Island Boulevard
                           San Mateo, California 94404
                         Attention: Martin L. Flanagan,
                              Senior Vice President
                            Telecopy: (415) 312-5707

                                      -and-

                       Attention: Leslie M. Kratter, Esq.,
                                 Vice President
                            Telecopy: (415) 312-4937

               With copies (which shall not constitute notice) to:

                            Templeton Worldwide, Inc.
                           500 East Broward Boulevard
                                   Suite 2100
                       Ft. Lauderdale, Florida 33394-2091
                    Attention: Charles E. Johnson, President
                            Telecopy: (305) 527-7329

                                      -and-

                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                        Attention: Jeffrey E. Tabak, Esq.
                            Telecopy: (212) 310-8007

            9.4. Binding Effect; No Assignment; No Third Party Beneficiaries. Subject to Sections 2.1 and 6.4(a) hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof.

            9.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

            9.6. Governing Law. This Agreement, the legal relations between the parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the State of Delaware, without regard to applicable choice of law provisions thereof.

            9.7. Service; Jurisdiction. Each of the parties hereto agrees to:
(i) the irrevocable designation of the Secretary of State of Delaware as its agent upon whom process against it may be served, and (ii) the exercise of personal jurisdiction over it by the courts of the State of Delaware or the United States District Court for the State of Delaware in any action brought in respect of matters arising hereunder and within the subject matter jurisdiction of such courts.

            9.8. Specific Performance. Seller, Shareholder, Buyer and the Company each acknowledge that each party would not have an adequate remedy at law for money damages in the event that the covenants to be performed hereunder are not been performed in accordance with their terms, and therefore agree that the other parties shall be entitled to specific enforcement of the terms hereof in addition to any indemnification hereunder and any other equitable remedy to which such parties may be entitled.

            9.9. WAIVER OF JURY TRIAL AND PUNITIVE DAMAGES. THE PARTIES TO THIS AGREEMENT AGREE TO WAIVE ANY RIGHT TO A JURY TRIAL AS TO ALL DISPUTES AND ANY RIGHT TO SEEK PUNITIVE DAMAGES.

                        [signature page follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                    HEINE SECURITIES CORPORATION



                                    By: /s/ Michael F. Price
                                        ------------------------
                                          Name:  Michael F. Price
                                          Title: President




                                    /s/ Michael F. Price
                                    --------------------
                                    Michael F. Price



                                    FRANKLIN MUTUAL ADVISERS, INC.



                                    By: /s/ Leslie M. Kratter
                                        ------------------------
                                          Name:  Leslie M. Kratter
                                          Title: Vice President



                                    FRANKLIN RESOURCES, INC.



                                    By: /s/ Leslie M. Kratter
                                        ------------------------
                                          Name:  Leslie M. Kratter
                                          Title: Vice President